Exhibit 4.42

Description of the Company’s Class A Ordinary Shares Registered
Under Section 12 of the Exchange Act of 1934
The following summary of Valaris plc’s (the “Company” or “Valaris”) Class A Ordinary Shares is based on and qualified by the Company’s Articles of Association (the “Articles”). For a complete description of the terms and provisions of the Company’s equity securities, including its Class A Ordinary Shares, refer to the Articles, which are filed as an exhibit to this Annual Report on Form 10-K, and the relevant provisions of applicable law.
General

•	All of the issued Class A Ordinary Shares are fully paid and not subject to any further calls by the Company.

•	Class A Ordinary Shares carry the right to receive dividends or other distributions paid by Valaris.

•	The holders of Class A Ordinary Shares have the right to receive notice of, and to attend and vote at, all general meetings of Valaris.

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Subject to the U.K. Companies Act 2006 (the “Companies Act”), any equity securities issued by Valaris for cash must first be offered to Valaris shareholders in proportion to their existing holdings of Class A Ordinary Shares unless waived by a special resolution of Valaris shareholders, either generally or specifically, for a maximum period not exceeding five years.

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Class A Ordinary Shares are not redeemable; however, subject to the Companies Act, Valaris may purchase or contract to purchase any of its Class A Ordinary Shares off-market. Valaris may only purchase its Class A Ordinary Shares out of distributable reserves or the proceeds of a new issue of shares made for the purpose of funding the repurchase.

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If Valaris is wound up (whether the liquidation is voluntary, under supervision of a court or by a court), the liquidator is under a duty to collect in and realize the assets of Valaris and to distribute them to creditors of Valaris and, if there is a surplus, to Valaris shareholders according to their entitlements. This applies whether the assets consist of property of one kind or of different kinds.

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Under the Companies Act, a “special resolution” of shareholders requires the affirmative vote of not less than 75% of votes cast and an “ordinary resolution” requires the affirmative vote of greater than 50% of votes cast.

Share Capital
All of the issued Class A Ordinary Shares, nominal value US$0.40 per share, are fully paid and are not subject to any further calls by Valaris. There are no conversion rights, redemption provisions or sinking fund provisions relating to any Class A Ordinary Shares; however, subject to the Companies Act, Valaris may purchase or contract to purchase any of its Class A Ordinary Shares off-market.
Under English law, persons who are neither residents nor nationals of the U.K. may freely hold, vote and transfer the Valaris shares in the same manner and under the same terms as U.K. residents or nationals.
The Class A Ordinary Shares and the Class B Ordinary Shares, nominal value US$1.00 per share (collectively, the “Ordinary Shares”), have the same rights and privileges in all respects. While the Class B Ordinary Shares (all of which are held by a subsidiary of Valaris) remain in issue, such shares have no voting rights or rights to dividends or distributions, to the extent that they are held by Valaris or any of its subsidiaries.
Dividends
Subject to the Companies Act, the board of directors of Valaris (the “Valaris Board”) may resolve to pay a dividend to the shareholders according to their respective rights and interests in Valaris, and may fix the time for payment of such dividend. The Valaris Board may from time to time resolve to pay (on any class of shares of any amounts) such dividends as appear to them to be justified by the profits of Valaris that are available for distribution. When evaluating dividend payment timing and amounts, the Valaris Board considers several factors, including Valaris’s profitability, liquidity, financial condition, market outlook, reinvestment opportunities, capital requirements and other factors and restrictions the Valaris Board deems relevant. There can be no assurance that Valaris will pay a dividend in the future.

There are no fixed dates on which entitlement to dividends arise on any of the Ordinary Shares. The Valaris Board may direct the payment of all or any part of a dividend to be satisfied by distributing specific assets, in particular paid up shares or debentures of any other company. The Articles permit a scrip dividend scheme under which shareholders may be given the opportunity to elect to receive fully paid Class A Ordinary Shares instead of cash, with respect to all or part of future dividends. Ordinary Shares held by or for the benefit of a Valaris subsidiary will not be entitled to any dividends or distributions, including any scrip dividends, bonus shares or dividends or distributions of property or debentures of any other company. Further, the trustees of an employee benefit trust established in connection with Valaris’s equity incentive plans are not entitled to any dividends or distributions, including any scrip dividends, bonus shares or dividends or distributions of property or debentures of any other company.
If a shareholder owes any money to Valaris relating in any way to any class of Valaris shares, the Valaris Board may deduct any of this money from any dividend on any shares held by the shareholder, or from other money payable by Valaris in respect of the shares. Money deducted in this way may be used to pay the amount owed to Valaris.
Unclaimed dividends and other amounts payable by Valaris in respect of an Ordinary Share can be invested or otherwise used by the directors for the benefit of Valaris until they are claimed under English law. A dividend or other money remaining unclaimed for a period of twelve years after it first became due for payment will be forfeited and cease to remain owed by Valaris.

Voting Rights
At a general meeting of Valaris shareholders, any resolution put to a vote must be decided on a poll rather than by a show of hands.
Each Valaris shareholder (other than any of its subsidiaries who hold Ordinary Shares) who (being an individual) is present in person or (being a corporation) is present by a duly authorized corporate representative at Valaris’s general meeting will have one vote for every share held, and every person present who has been appointed as a proxy has one vote for every share in respect of which he or she is the proxy, except that any proxy who has been appointed by DTC or its proxies have such number of votes as equals the number of shares in relation to which such proxy has been appointed, subject to any rights or restrictions as to voting attached to any class of shares in accordance with the Articles or by agreement and subject to the disenfranchisement (i) in the event of non-payment of any call or other sum due and payable in respect of any shares not fully paid; (ii) in the event of any non-compliance with any statutory notice requiring disclosure of an interest in shares; and (iii) with respect to any shares held by the trustees of an employee benefit trust established in connection with Valaris’s equity incentive plans in which a beneficial interest has not yet vested in a beneficiary of such trust.
In the case of joint holders, the vote of the person whose name stands first in the register of shareholders and who tenders a vote, whether in person or by proxy, is accepted to the exclusion of any votes tendered by any other joint holders.
The necessary quorum for a general meeting is the shareholders who together represent at least the majority of the voting rights of all the shareholders entitled to vote present in person or by proxy (that is, any shares whose voting rights have been disenfranchised (whether pursuant to the Companies Act and/or under the Articles) shall be disregarded for the purposes of determining a quorum).
An annual general meeting of shareholders must be called by not less than 21 clear days’ notice and no more than 60 clear days’ notice. For all other general meetings except general meetings properly requisitioned by shareholders, such meetings may be called by not less than 14 clear days’ notice and no more than 60 days’ notice. The notice of meeting also must specify a time (which may not be more than 60 clear days nor less than 10 days before the date for the holding of the meeting) by which a person must be entered on the register in order to have the right to attend or vote at the meeting. The number of shares then registered in their respective names shall determine the number of votes a person is entitled to cast at that meeting.
Valaris must receive an appointment of proxy (whether in hard copy form or electronic form) before the time for holding the meeting or adjourned meeting at which the person named in the appointment of proxy proposes to vote; in the case of a poll taken more than 48 hours after the meeting at which the relevant vote was to be taken, an appointment of proxy must be received after such meeting and not less than 24 hours (or such shorter time as the Valaris Board may determine) before the time appointed for taking the poll; or in the case of a poll not taken immediately but taken not more than 48 hours after the meeting, the appointment of proxy must be delivered at the meeting at which the poll is to be taken. An appointment of proxy not received or delivered in accordance with the Articles is invalid under English law.
Return of Capital
In the event of a voluntary winding-up of Valaris, the liquidator may, on obtaining any sanction required by law, divide among the shareholders the whole or any part of the assets of Valaris, whether or not the assets consist of property of one kind or of different kinds.
The liquidator also may, with the same authority, transfer the whole or any part of the assets to trustees upon any trusts for the benefit of the shareholders as the liquidator decides. No past or present shareholder can be compelled to accept any asset that could subject him or her to a liability.

Preemptive Rights and New Issues of Ordinary Shares
Under Section 549 of the Companies Act, directors are, with certain exceptions, unable to allot securities without being authorized either by the shareholders in a general meeting or by the Articles pursuant to Section 551 of the Companies Act. In addition, under the Companies Act, the issuance of equity securities that are to be paid for wholly in cash (except shares held under an employees’ share scheme) must be offered first to the existing equity shareholders in proportion to the respective nominal values of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed in a general meeting of shareholders or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which shareholders’ approval would be required to renew the exclusion). In this context, equity securities generally means ordinary shares (being shares other than shares that, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution) and all rights to subscribe for or convert securities into such shares.
Subject to the provisions of the Companies Act and to any rights attached to any existing shares, any Valaris shares may be issued with, or have attached to them, such rights or restrictions as the shareholders of Valaris may by ordinary resolution determine, or, where the above authorizations are in place, the Valaris Board may determine such rights or restrictions.
The Companies Act prohibits an English company from issuing shares for no consideration, including with respect to grants of restricted shares made pursuant to equity incentive plans. Accordingly, the nominal value of the shares issued upon the lapse of restrictions or the vesting of any restricted share award or any other share-based grant must be paid pursuant to the Companies Act.
Disclosure of Interests in Shares
Section 793 of the Companies Act provides Valaris the power to require a person whom it knows has, or whom it has reasonable cause to believe has, or within the previous three years has had, any ownership interest in any shares (the “default shares”) to disclose prescribed particulars of those shares. For this purpose default shares includes any shares allotted or issued after the date of the Section 793 notice in respect of those shares. Failure to provide the information requested within the prescribed period after the date of sending the notice will result in sanctions being imposed against the holder of the “default shares” as provided within the Companies Act.
Under the Articles, Valaris also will withdraw voting and certain other rights, place restrictions on the rights to receive dividends and transfer “default shares” if the relevant holder of “default shares” has failed to provide the information requested within 14 days after the date of sending the notice, depending on the level of the relevant shareholding (and unless the Valaris Board decides otherwise).

Alteration of Share Capital/Repurchase of Ordinary Shares
Valaris may from time to time:

•	increase its share capital by allotting new shares in accordance any unused portion of any authority to allot shares approved by Valaris shareholders and in accordance with the Articles;

•	by ordinary resolution of its shareholders, consolidate and divide all or any of its share capital into shares of a larger nominal amount than the existing shares; and

•	by ordinary resolutions of its shareholders, subdivide any of its shares into shares of a smaller nominal amount than its existing shares.
 Subject to the Companies Act 2006 (including approval by Valaris’s shareholders by way of ordinary resolution) and to any rights the Valaris shareholders may have, Valaris may purchase Ordinary Shares by way of “off-market purchases. Such purchases are subject to various restrictions, including those imposed pursuant to the terms of relevant shareholder approvals, such as caps on both: (i) the number of Ordinary Shares that Valaris may purchase; and (ii) the aggregate financial cost of such purchases. Relevant shareholder approvals may last for up to five years from the date of the relevant ordinary resolution, and renewal of such approvals for additional five year terms may be sought. Valaris shares may only be repurchased out of distributable profits or the proceeds of a fresh issue of shares made for that purpose, and, if a premium is paid, it must be paid out of distributable profits.
Transfer of Ordinary Shares
The Articles allow Valaris’s shareholders to transfer all or any of their shares in any form that is approved by the Valaris Board.
The Valaris Board may refuse to register a transfer:

•	if the shares in question are not fully paid;

•	if it is with respect to more than one class of shares;

•	if it is with respect to shares on which Valaris has a lien;

•	if it is in favor of more than four persons jointly;

•	if, where an instrument of transfer is required to effect the transfer, and that instrument is required to be stamped, Her Majesty’s Revenue and Customs has not duly stamped it;

•	if it is not presented for registration together with the share certificate and evidence of title as the Valaris Board reasonably requires; or

•	in certain circumstances, if the holder has failed to provide the required particulars to Valaris as described under “Disclosure of Interests in Ordinary Shares” above.

Shareholders are strongly encouraged to hold their Class A Ordinary Shares in book entry form through the facilities of DTC, which may be achieved by instructing the delivery of such Class A Ordinary Shares to a bank or brokerage account or by appointing Computershare as custodian for such Class A Ordinary Shares. Transfers of Class A Ordinary Shares held in book entry form through DTC will not attract a charge to stamp duty or Stamp Duty Reserve Tax (“SDRT”) in the U.K. A transfer of title in the Class A Ordinary Shares from within the DTC system out of DTC and any subsequent transfers that occur entirely outside the DTC system, including repurchase by Valaris, may attract a stamp duty (currently 0.5%), which is payable by the transferee of the Class A Ordinary Shares. Any such duty must be paid (and the relevant transfer document stamped by HMRC, if applicable) before the transfer can be registered in the books of Valaris. In addition, if those Class A Ordinary Shares are redeposited into DTC, the redeposit will attract stamp duty or SDRT. Valaris has put in place arrangements to require that Class A Ordinary Shares held in certificated form cannot be transferred into the DTC system until the transferor of the Class A Ordinary Shares has first delivered the Class A Ordinary Shares to a depository specified by Valaris so that SDRT may be collected in connection with the initial delivery to the depository. Any such Class A Ordinary Shares will be evidenced by a receipt issued by the depository. Before the transfer can be registered in the books of Valaris, the transferor also will be required to put the depository in funds to settle the resultant liability to SDRT, which is currently 1.5% of the value of the Class A Ordinary Shares, and to pay the transfer agent such processing fees as may be established from time to time.
If the Valaris Board refuses to register a transfer of a share, it must, within two months after the date on which the transfer was lodged, send to the transferee notice of the refusal, together with its reasons for refusal. An instrument of transfer which the Valaris Board refuses to register must (except in the case of suspected fraud) be returned to the person depositing it.

General Meetings and Notices
The notice of a general meeting of shareholders must be given to the shareholders of record (other than any who, under the provisions of the Articles or the terms of allotment or issue of shares, are not entitled to receive notice), to the Valaris Board and to its auditors.
Under English law, Valaris is required to hold an annual general meeting of shareholders within six months from the day following the end of its fiscal year and, subject to the foregoing, the meeting may be held at a time and place determined by the Valaris Board.
Liability of Valaris’s Directors and Officers
The Articles provide that English courts have exclusive jurisdiction with respect to any suits brought by shareholders against Valaris or its directors. English law does not permit a company to exempt any director or certain officers from any liability arising from negligence, default, breach of duty or breach of trust against the company. However, despite this prohibition, an English company is permitted to purchase and maintain insurance for a director or executive officer of the company against any such liability. Valaris has entered into deeds of indemnity with each of its current directors and executive officers and purchased insurance on their behalf. In addition, directors and executive officers may be covered by indemnification agreements and indemnification rights granted under the charter documents of Valaris subsidiaries. Shareholders can ratify by ordinary resolution a director’s or certain officer’s conduct amounting to negligence, default, breach of duty or breach of trust in relation to the company.
Takeover Code
Takeover offers and certain other transactions in respect of certain public companies are regulated by the U.K. City Code on Takeovers and Mergers (the “Takeover Code”), which is administered by the Takeover Panel, a body consisting of representatives of the City of London financial and professional institutions that oversees the conduct of takeovers. An English public limited company potentially is subject to the Takeover Code if, among other factors, its central place of management and control is within the U.K., the Channel Islands or the Isle of Man. The Takeover Panel generally will look to the residency of a company’s directors to determine where it is centrally managed and controlled. The Takeover Panel has previously confirmed that on the basis of Valaris’s current directors and management the Takeover Code would not apply to Valaris. It is possible, however, that if the characteristics of Valaris’s directors or management were to change in the future the Takeover Panel may take a different position and the Takeover Code may apply to Valaris.
Anti-Takeover Provisions
General
The provisions of the Articles summarized below may have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in a premium being paid over the market price of Valaris’s Ordinary Shares and discouraging, delaying or preventing changes of control or management of Valaris.
Issuance of Additional Ordinary Shares
Subject to the terms of any then existing shareholder approvals (which are required by the Companies Act and which cannot endure for more than five years from the date of grant), the Valaris Board has the authority, without further action of Valaris’s shareholders, but subject to its statutory and fiduciary duties, to allot shares, or to grant rights to subscribe for or to convert or exchange any security into shares, up to a specified aggregate nominal amount, and to exclude preemptive rights in respect of certain issuances. The issuance of further shares on various terms could adversely affect the Valaris shareholders. The potential issuance of further Ordinary Shares may discourage bids for Ordinary Shares at a premium over the market price, may adversely affect the market price of Ordinary Shares and may discourage, delay or prevent a change of control.
Shareholder Rights Plan

The Valaris Board has the necessary corporate authority to exercise any power of the company to establish a shareholders rights plan. Any shareholders rights plan may be in such form as the Valaris Board may in its absolute discretion decide. Such a plan could make it more difficult for another party to obtain control of Valaris by threatening to dilute a potential acquirer’s ownership interest under certain circumstances. The Valaris Board may adopt a shareholder rights plan at any time.
The anti-takeover and other provisions of the Articles, as well as the adoption of a shareholder rights plan, could discourage potential acquisition proposals and could delay or prevent a change of control. These provisions are intended to enhance shareholder value by discouraging certain types of abusive takeover tactics. However, these provisions could have the effect of discouraging others from making tender offers for Class A Ordinary Shares and, as a consequence, also may inhibit fluctuations in the market price of Class A Ordinary Shares that could result from actual or rumored takeover attempts.

Board of Directors

At every annual general meeting all Valaris directors must retire from office and each director may offer himself or herself for re-appointment by the members. Under English law, shareholders have no cumulative voting rights. In addition, the Articles incorporate provisions that regulate shareholders’ ability to nominate directors for election. Although Valaris’s shareholders have the ability to remove a director without cause under English law, the lack of cumulative voting and the limitations on shareholders’ powers to nominate directors will have the effect of making it more difficult not only for any party to obtain control over Valaris by replacing the majority of the Valaris Board but also to force an immediate change in the composition of the Valaris Board. However, under the Articles, if Valaris shareholders remove the entire Valaris Board, a shareholder may then convene a general meeting for the purpose of appointing directors.